Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS |
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

CONSENT OF SCHWARTZ LEVITSKY FELDMAN LLP

The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and the use of our opinion dated February 16, 2009 on the consolidated financial statements of Micromem Technologies Inc. (the Company) included in its Annual Report on Form 20-F being filed by the Company, for the fiscal year ended October 31, 2008.

We also consent to the use of our name and the use of our opinion dated February 16, 2009 on the effectiveness of internal control over financial reporting for Micromem Technologies Inc. included in its Annual Report on Form 20-F being filed by the Company, for the fiscal year ended October 31, 2008.

"SCHWARTZ LEVITSKY FELDMAN LLP"

Toronto, Ontario	Chartered Accountants
February 18, 2009	Licensed Public Accountants

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